Nevada Gold Agrees to Purchase Slot Route Operator in South Dakota

HOUSTON, Oct. 18, 2011 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) announced today that it has signed an agreement to purchase AG Trucano, Son & Grandsons, Inc. ("AG Trucano"), a slot route operator based in Deadwood, South Dakota, for $5.2 million. AG Trucano is a slot operator that has been in business since gaming was legalized in South Dakota in 1989. AG Trucano currently operates over 900 slots at 20 locations which represents approximately 24% of the slots in Deadwood.

“We feel that the acquisition of AG Trucano is a very attractive opportunity for Nevada Gold. Deadwood is the only community in South Dakota that is permitted to have commercial gaming, and AG Trucano is the only route operator in the market,” said Robert Sturges, CEO of Nevada Gold. “The acquisition purchase price represents approximately four times EBITDA, no significant increase in overhead is expected and we expect the transaction to be accretive to earnings before future synergies and efficiencies.”

“We look forward to working with the current CEO, Mike Trucano, and his team to reenergize the operation, apply new management techniques and strategies and position the organization for growth in the Deadwood market,” concluded Mr. Sturges.

Closing of the acquisition is expected to take place in three to four months and is subject to customary closing conditions, including licensing, completion of financing and necessary approvals, among other conditions.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of 11 gaming facilities in Colorado and Washington. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Bothell and Renton, Washington, the Club Hollywood Casino located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington and the Golden Nugget Casino located in Tukwila, Washington. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

ICR
Don Duffy
(203) 682-8200